Exhibit 99.1

GAP INC. REPORTS JANUARY SALES UP 24 PERCENT;

COMPARABLE STORE SALES UP 16 PERCENT

Company Expects to Report Fourth Quarter Earnings Per Share of $0.23 to $0.29

SAN FRANCISCO—February 6, 2003—Gap Inc. (NYSE: GPS) today reported net sales of $846 million for the four-week period ended February 1, 2003, which represents a 24 percent increase compared to net sales of $684 million for the same period ended February 2, 2002. The company’s comparable store sales for January 2003 increased 16 percent, compared to a 16 percent decrease in January 2002.

Comparable store sales by division for January 2002 were as follows:

•	Gap Domestic: positive 7 percent versus negative 22 percent last year

•	Gap International: positive 18 percent versus negative 16 percent last year

•	Banana Republic: positive 11 percent versus negative 7 percent last year

•	Old Navy: positive 27 percent versus negative 14 percent last year

“Positive customer response to Holiday product assortments across all brands helped drive momentum in the month and enabled us to clear merchandise at better markdown margins,” said Sabrina Simmons, vice president, treasury and investor relations. “Old Navy performance was strongest, with customer acceptance of product supporting substantial improvements in markdown margins.”

Fourth Quarter Sales Results

For the 13 weeks ended February 1, 2003, sales of $4.7 billion represent an increase of 14 percent compared with sales of $4.1 billion for the same period ended February 2, 2002. The company’s fourth quarter comparable store sales increased 8 percent compared to a decrease of 16 percent in the fourth quarter of the prior year.

Comparable sales by division for the fourth quarter were as follows:

•	Gap Domestic: positive 4 percent versus negative 16 percent last year

•	Gap International: positive 6 percent versus negative 14 percent last year

•	Banana Republic: positive 5 percent versus negative 7 percent last year

•	Old Navy: positive 14 percent versus negative 20 percent last year

Year-to-date net sales of $14.5 billion for the 52 weeks ended February 1, 2003 increased 4 percent compared to net sales of $13.8 billion for the same period ended February 2, 2002. The company’s year-to-date comparable store sales decreased 3 percent compared to a decrease of 13 percent in the prior year.

Guidance on Effective Tax Rate, Fourth Quarter and Year-End Earnings

The company also announced it expects its annual effective tax rate will be below the 47 percent rate it estimated during its third quarter earnings call.

“We now anticipate the new effective tax rate for the full fiscal year will be 39 to 42 percent,” said Ms. Simmons. The company attributed this change to improvement in the mix of earnings in domestic and international operations, improved earnings performance and favorable resolution of several tax audits in the quarter.

Commenting on fourth quarter earnings and the impact of the tax rate change, Ms. Simmons said: “We expect to report fourth quarter earnings per share of $0.23 to $0.29 applying a tax rate range of 39 to 42 percent. At a tax rate of 47 percent, estimated fourth quarter earnings per share would have been $0.19 to $0.22.”

Commenting on fiscal 2002 year-end earnings Ms. Simmons said: “We expect year-end earnings per share to be $0.51 to $0.57.”

Gap Inc. will make its fourth quarter earnings and year-end announcement on Thursday, February 27, following the market close.

As of February 1, 2003, Gap Inc. operated 4,252 store concepts compared to 4,171 store concepts last year, which represents an increase of 2 percent. The number of stores by location totaled 3,117, compared to 3,097 stores by location last year, which represents an increase of 1 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations: Evan Price 650-874-2021	Media Relations: Stacy MacLean 415-427-2577

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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